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                                                                   EXHIBIT 10.57


                                 JOSEPH TERESI
               2400 Laguna Drive, Fort Lauderdale, Florida 33316



April 3, 2000


Board of Directors
Easyriders, Inc.
Attention:    John Martin
              Chairman
567 San Nicholas, Suite 400
Newport Beach, CA  92666

Gentlemen:

This letter sets forth my proposal for resolution of the issues raised in my letter to the Board of Directors dated February 16, 2000.

1.     Recitals.  This proposal is based on the following material facts:
       --------

       1.1 Easyriders, Inc. ("Easyriders" or the "Company") is presently obligated to me (hereinafter, "JT") under three (3) promissory notes. These notes (collectively, the "Contributor Notes"), and the amounts due April 1, 2000 for delinquent interest, are itemized as follows:

Note                                      Principal              Maturity          Past Due Interest
----                                      ---------              --------          -----------------
Short Term Subordinated                   $3,000,000               3-31-00             $  456,497
Note - 10%

Subordinated Note 7%                       3,575,000               9-23-03                335,875

Mirror Note 7%                             5,000,000               9-23-03                482,676

Total Delinquent Interest                                                              $1,275,048


       1.2 JT is the owner of commercial property known as 28210-28216 Dorothy Drive (the "Premises"). The Premises are occupied by the Company and its subsidiary, Paisano Publications, Inc. ("Paisano") pursuant to two leases executed by Paisano as Tenant, and JT as Landlord (the "HQ Leases"). Past due rent under the HQ Leases as of April 1, 2000 amounts to $273,862 (the "HQ Past Due Rent"). Paisano also owes JT the sum of $10,815 as the last installment of rent due pursuant to the lease between Paisano and JT for the Easyriders of Daytona Store, the assets of which have been sold to an unrelated third party. Paisano has been relieved of all liability under this lease, except for payment of this delinquent sum (the "Daytona Past Due Rent"). For purposes of this proposal, the HQ Past Due Rent and the Daytona Past Due Rent, which amount to $284,677 in the aggregate, are collectively referred to as the "Past Due Rent."

       1.3 As of April 1, 2000 the Company and/or Paisano owes JT the sum of $130,402 as reimbursement for legal fees incurred by JT in connection with matters pertaining to the Company and/or Paisano.
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       1.4  Exhibit A, attached hereto and by this reference made a part hereof, sets forth the terms of a proposed acquisition by JT of the assets of Easyriders of Columbus, Inc., a subsidiary of Easyriders, and owner of the retail store known as Easyriders of Columbus (the "Columbus Transaction").

       1.5 Exhibit B, attached hereto and by this reference made a part hereof, sets forth the terms of a proposed Licensing and Inventory Credit Agreement concerning the business of Paisano known as "Events" (the "Events Transaction").

       1.6 The Company's subsidiary, M&B Restaurants, L.C. dba El Paso Bar-B-Que Company ("El Paso") is presently in the process of attempting to sell its restaurant in Glendale, Arizona (the "Glendale Store").

       1.7 In connection with the Paisano Acquisition, JT entered into a contract with Paisano (the "Consulting Agreement"), pursuant to which JT agreed to provide certain consulting services to Paisano in addition to the services required to be performed by JT under his employment agreement with Paisano. The Consulting Agreement is for an indefinite term, in the discretion of the Board of Directors. Effective June 1, 1999 JT assigned his obligations and rights under the Consulting Agreement to Teresi Publications, Inc., a Delaware corporation ("TPI"). In exchange for the services performed under the Consulting Agreement, JT (or his assignee) became entitled to receive monthly payments of $5,000 per month for October, November and December, 1998, $7,500 for January, 1999, increasing by $2,500 per month for each month thereafter through July, 1999, and $25,000 per month commencing August, 1999 and thereafter for so long as the Consulting Agreement is in effect. All required payments through May, 1999, in the aggregate sum of $97,500 were timely paid. None of the payments required to be made, i.e. $22,500 in July, 1999, and $25,000 per month thereafter, have been made, as a consequence of which Paisano as of April 1, 2000 owes TPI the aggregate sum of $247,500.

2.  Specific Proposals.  JT hereby proposes the following:
    ------------------

       2.1    Short Term Subordinated Note.
              ----------------------------

              (a) It is agreed that the maturity date of the Short Term Subordinated Note shall be changed from March 31, 2000 to March 31, 2002.

              (b) It is agreed that Easyriders shall have no obligation to pay interest on the Short Term Subordinated Note through and until March 31, 2001, at which time all interest then accrued but unpaid shall become due and payable.

       2.2  Non-Interest Payables.
            ---------------------

            (a) The total due to JT (and/or TPI) for Past Due Rents, reimbursement of expenses as described in section 1.3, and consulting fees as described in section 1.7 (collectively, "Non-Interest Payables") amounts to $662,579.

            (b) The Columbus Transaction is approved, as a consequence of which it is hereby agreed that in exchange for conveyance to JT of the assets described therein, the total due for Non-Interest Payables shall be reduced by the sum of $565,840, to $96,739.00, provided that such calculations are subject to change prior to closing of the Columbus Transaction, and shall be accounted for by the adjustment provided for in paragraph 2.3 (f), below.

       2.3  Payments, Credits and Exchange of Debt and Interest for Common
            --------------------------------------------------------------
            Stock.
            -----

            (a) By no later than December 31, 2000, the Company shall cause JT to be paid the sum of $750,000 in cash, provided that from the gross proceeds realized from sale of the Glendale Store, if any, JT shall be paid the sum of not less than $600,000. If such payment of $600,000 is made, the total sum due by December 31, 2000 shall be reduced to $150,000.

            (b) The Events Transaction is hereby approved, as a consequence of which the Company shall receive a credit of $750,000 to be applied as provided below.

            (c) After applying the offset to Non-Interest Payables for Columbus as provided for in paragraph 2.2 (b), it is acknowledged that the total due for principal on the Subordinated Note, delinquent interest under the Contributor Notes, and the remaining Non-Interest Payables amounts to the sum of $4,946,787 (the "Pre-Credit Total").

            (d) The Pre-Credit Total shall be reduced by (i) the payments made pursuant to paragraph 2.3 (a), upon payment, and (ii) application of the credit provided for in paragraph 2.3 (b) upon the closing of the Events Transaction.

            (e) The Pre-Credit Total shall be reduced further by the sum of $3,446,787 upon issuance to JT of a total of 3,356,170 shares of the Company's common stock. It is acknowledged that such number of shares was based upon the average closing price of the Company's common stock as reported on the American Stock Exchange for the 30 trading days prior to and ending on March 22, 2000, the date of the company's last meeting of the Board of Directors.

            (f) At the closing of the Columbus Transaction, the exact value of the inventory purchased shall be fixed (the "Transfer Balance"). If the Transfer Balance is greater than the sum of $565,840, then the excess amount shall be credited to Company, which shall have the right to off-set such figure against any future obligation owing to JT. If the Transfer Balance is less than the sum of $565,840, then such shortfall amount shall be paid to JT as an addition to the next payment of consulting fees, or at the Company's election, in equal installments as an addition to the next two (2) payments for consulting fees.

3.     Consequences of Default
       -----------------------

       3.1 Any failure to pay JT within 10 business days of the date due with respect to (a) principal and/or interest under the Contributor Notes, (b) rent pursuant to the HQ Leases, (c) reimbursable expenses, or (d) the payments due under paragraph 2.3 (a) above, shall constitute an Event of Default. With respect to reimbursable expenses, the "date due" shall be the date by which the Company normally and customarily effects reimbursement to senior executives according to established Company policy, but in no event later that 2 weeks after demand for reimbursement is made (provided such demand is accompanied by all proper documentary support for the reimbursement request in question). Furthermore, in the case of consulting fees, any failure to pay TPI on the due date shall also constitute an Event of Default.

       3.2 Subject to the provisions of paragraph 3.3, upon the occurrence of an Event of Default, the Company shall become obligated as of the 1st business day following the expiration

                                       3
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of the cure period specified in paragraph 3.1 (the "Cure Period"), or in the case of consulting fees, on the 1st business day following the due date, to issue to JT shares of common stock in an amount equal to 10,000 shares for each separate Event of Default (e.g. failure to pay each monthly installment of rent, a quarterly interest payment, etc., plus 1,000 shares for each day that such default remains uncured after the due date (with respect to consulting fees) or expiration of the Cure Period as to all other Events of Default (the "Penalty Shares").

       3.3 The obligation of the Company to issue the Penalty Shares shall be specifically conditioned upon verification by at least one member of the Company's audit committee that an Event of Default has occurred.

4.     Management Authority.  JT shall become the Chief Executive Officer of
       --------------------
Paisano, effective April 3, 2000, to serve thereafter in such capacity in the discretion of the Board of Directors.

5.     Further Acts.  In furtherance of the foregoing, the Board of Directors
       ------------
shall adopt appropriate resolutions authorizing and directing its officers to
(a) create and execute all documents necessary and/or appropriate in order to effect the foregoing, including, without limitation, amendments to promissory notes, definitive agreements, stock issuance orders, and (b) cause Paisano and El Paso to take such action as may be necessary and/or appropriate to effect the foregoing, including, without limitation, Board Resolutions.

I request that the Board accept this proposal by formal resolution.

Sincerely,

/s/ Joseph Teresi


JOSEPH TERESI

                                       4
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                                  Term Sheet
         Proposed Acquisition of Easyriders of Columbus by Joe Teresi


1) Transaction to be structured as a sale by Easyriders of Columbus, Inc., an Ohio corporation ("EZR Columbus") of substantially all of its assets of to Joe Teresi ("JT"). Easyriders, Inc. ("Easyriders") owns all of the outstanding capital stock of EZR Columbus.

2)  Assets to be sold:

    . All inventory/1/, comprising both "soft" (apparel) and "hard" (motorcycle parts, etc.), subject to exception for "stale" inventory noted below.

    . All motorcycles owned by the store, subject to exclusion of the 2 Titans as noted below/2/.

    .  The liquor license applicable to the store.

    .  All fixed assets, e.g. racks, shelves, tools.

    . All rights of EZR Columbus under the existing store lease with JT - JT to release EZR Columbus from all liability under the lease. (All rent is current; lease continues though 9-23-00 at the rate of $ 5,000 per month, which amounts to $210,00 in total future rent obligations.)

3) Excluded items: EZR Columbus will retain all cash on hand (estimated $100,000), all accounts receivable (estimated $100,000, and responsibility for all trade payables of approximately $69,000/3/).

4) Consideration to be paid by JT: Forgiveness of certain obligations owed by Easyriders (and/or subsidiaries) to JT/4/ in an amount equal to the total of the following:

     . 100% of the cost of all non-motorcycle inventory items which are not "stale"- i.e. identical items have sold in the store within the last 12 months.

    . 10% of the cost of all "stale" inventory items, provided that at election of Easyriders, these items may be returned to Easyriders at its expense, in which case no credit will be given for the same.

    . 100% of the cost of all motorcycles owned by the store, with the exception of the 2 Titan motorcycles (the "Titans"). As to the Titans, EZR Columbus can elect either of the two following options:


----------------------
/1/ Detailed inventory and fixed asset list is being prepared and will be an exhibit to the final agreement.

/2/ Presently there are 20 motorcycles with an aggregate cost basis of $316,170.

/3/ Per schedule to be prepared by Bob Davis. Estimates subject to considerable fluctuation - numbers may change considerably prior to closing.

/4/ Schedule itemizing debt and/or obligations to be forgiven is set forth in proposal to Board of Directors.


                                   EXHIBIT A

    .   Option 1: EZR Columbus will retain title to the 2 Titans (which have a
       --------
       cost basis of $52,330), along with responsibility for the TransAmerica flooring debt secured by the Titans. Easyriders will be responsible for all costs in connection with removal of the Titans from the store and relocation of the same.

    .  Option 2:  JT will take the Titans in exchange for an offset equal to
       --------
       70% of their cost (i.e. $36,631 based on cost of $52,330), provided that EZR Columbus will retain liability for the TransAmerica flooring debt.

6) JT will enter into a standard license agreement with Easyriders Licensing, Inc. and pursuant thereto will continue to operate the store as "Easyriders of Columbus." (This will obligate JT to purchase $75,000 of Roadware Merchandise per year.)

                                  Term Sheet

               Proposed Inventory Purchase and License Agreement

                           Easyriders Events Division


Through the efforts of Joe Teresi, a new company to be formed by Melissa Penland (Hot Action Sportswear) and John Green (Easyriders of Daytona) has made a proposal to take over the management, promotion, and event-merchandise division of Easyriders, pursuant to a two-step transaction as follows:

1)  Inventory Credit.
    ----------------

    Newco will pay the company $750,000 in cash. In addition, Joe Teresi will forgive $750,000 of obligations owed by Easyriders, in exchange for a note from Newco. As consideration for the cash and debt forgiveness, Easyriders will provide Newco with a credit of $1.5 million which may be used only to purchase Roadware merchandise at the rate of no more than $200,000 per year. Pricing is "dealers cost" and the merchandise purchased with the credit can only be sold by Newco at authorized events (as defined).

2)  License.
    -------

    .  License:  To produce and manage Easyriders Events, to make and sell
       -------
       event-specific merchandise bearing the Easyriders brand at the Events, and to sell Roadware merchandise at Events. Agreement will contain strong brand-protection covenants.

    .  Royalties: Guaranteed royalty of $100,000 per calendar quarter, plus
       ---------
       $150,000 per year (increasing by 5% per year) against 5% of gross Event revenues- gate, event-specific merchandise.

    .  Term: Ten years. Option to extend for two 10-year periods, on same terms
       ----
       as adjusted for CPI increases.

    .  Advertising Support: Paisano to provide 1 full page ad and 2 one-third
       -------------------
       page ads (all 4-color) in all issues of each applicable title, at no cost to Licensee.

                                   EXHIBIT B